Exhibit 99.3
                  INSITUFORM TECHNOLOGIES, INC.
                    702 Spirit 40 Park Drive
                     Chesterfield, MO 63005

                                                   March 11, 1999
BY HAND AND CERTIFIED MAIL
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Midsouth Partners
3421 Pennsy Drive
Landover, MD 20785

Dear Sirs:

     This letter shall constitute notice filed under that certain Sub-License Agreement dated as of December 2, 1985, as amended (the "License Agreement"), between Insituform Technologies, Inc., as successor-in-interest to Insituform North America Corp. ("Insituform"), and Midsouth Partners (the "Partnership"). This notice refers to a written notice dated this date delivered by Insituform Southwest, Inc. to the undersigned and to Insitu, Inc. terminating the Partnership.

     In accordance with Section XIV(B)(v) of the License Agreement, Insituform hereby, effective immediately, terminates the License
Agreement in all respects.

     As provided in Section XIV(C) of the License Agreement, you shall immediately pay to the undersigned all royalties due, terminate all use of the word "Insituform" as a tradename, trademark, or certification mark, avoid all subsequent use of all tradenames, trademarks or certification marks likely to be confused with "Insituform" as well as all stationery, invoices, signs or other visual devices displaying or otherwise associated with the name "Insituform", terminate all use of the methods, as well as the manufacture, use and sale of the products of the Patent Rights, Copyrights, and Know-How (all as defined in the License Agreement); and assign to the undersigned free of all charge all claims to and any and all rights arising from the use of "Insituform", or combination involving "Insituform", or combination involving "Insituform", in the specific Territory covered by the License Agreement and return to the undersigned all confidential matter in your possession such as instruction manuals and written know-how and any copies which you have made of the same.

     The foregoing shall not relieve you of your continuing obligations under the License Agreement, all rights with respect to which are hereby reserved.

                              Sincerely,

                              Insituform Technologies, Inc.

                              By  s/Anthony W. Hooper
                                -----------------------------
cc: Insitu, Inc.                Chairman, President & CEO